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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   As independent public accountants, we hereby consent to the use of our report dated September 17, 2001 relating to the consolidated balance sheets of Contango Oil & Gas Company and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2001, and to all references to our Firm included in or made a part of this registration statement.

/s/ Arthur Andersen LLP
Houston, Texas
June 6, 2002